9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Craig M. Koven Communications Manager (800) CELADON Ext. 3812 (317) 972-7041 Direct (317) 408-4859 Mobile ckoven@celadontrucking.com	FOR IMMEDIATE RELEASE July 3, 2006

Celadon Group Announces Changes to Board of Directors

INDIANAPOLIS - Celadon Group Inc. (Nasdaq: CLDN) today announced that Paul Biddelman has resigned from its board of directors and will be replaced by Chris Hines.

"After 14 years as a member of Celadon's board of directors, we are sorry to see Paul leave," said Celadon Chairman and CEO Steve Russell. "He has been an outstanding director."

Biddelman is president of Hanseatic Corporation, an investment firm based in New York. Mr. Biddelman, who was elected to the board in October 1992, decided to resign due to the fact that Hanseatic Corporation has ceased to be a Celadon shareholder. Celadon's board of directors has voted to replace Biddelman with Chris Hines.

Hines brings more than 20 years of experience in the transportation industry. He previously served as president of GE Capital's trailer business (GETFS, formerly Transport International Pool, or TIP) where he directed 125 branches and 1,100 employees representing annualized revenue of $450 million. While working in various positions with GE TIP, he was also responsible for building a national account network, an asset financing operation, a mobile maintenance business, and an integrated trailer remarketing unit.

In addition, Hines has been president of Pegasus TransTech, a leading provider of truck stop scanning and business process improvement solutions to the transportation industry. He also has been a senior vice president of Terion Inc., a leading provider of trailer tracking technology.

Hines is currently a board member of the Truckload Carriers Association, and is a past board member and council leader of the Truck Rental and Leasing Association (TRALA). He has received a lifetime achievement award from the American Trucking Associations.
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About Celadon Group:
Founded in 1985, Celadon Group Inc. (www.celadongroup.com) is a truckload carrier headquartered in Indianapolis that operates in the U.S., Canada and Mexico. Celadon also owns TruckersB2B Inc. (www.truckersb2b.com) which provides cost savings to about 20,000 member fleets.

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